Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
Vermont Electric Power Company, Inc. as Manager of Vermont Transco LLC

We consent to the incorporation by reference in Registration Statement (Nos. 333-141681, 333-151019 and 333-162979) on Form S-3 and Registration Statement (No. 333-152872) on Form S-8 of Central Vermont Public Service Corporation of our report dated March 13, 2012, relating to the balance sheet of Vermont Transco LLC as of December 31, 2011, and the related statements of income, changes in members’ equity, and cash flow for the year ended December 31, 2011, appearing in the Annual Report on Form 10-K of Central Vermont Public Service Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 13, 2012